Exhibit 99

National Fuel Gas Company	Financial News

6363 Main Street Williamsville, N.Y. 14221 Brian M. Welsch Investor Relations 716-857-7875 David P. Bauer Treasurer 716-857-7318

National Fuel Elects New Director for Corporate Board

(Dec. 14, 2016) WILLIAMSVILLE, N.Y. – Members of the National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) Board of Directors elected Thomas E. Skains as a new independent director. His term began on Dec. 8.

Thomas E. Skains, is the former Chairman, President, and Chief Executive Officer of Piedmont Natural Gas Company, Inc. (“Piedmont”), having served from 2002 as President, and from 2003 as Chairman and CEO until his retirement in October 2016. Previously Skains held various executive positions at Piedmont, including Chief Operating Officer and Senior Vice President—Marketing and Supply Services, where he directed Piedmont’s commercial natural gas activities. Before joining Piedmont, Skains spent nearly 15 years in positions of increasing responsibility with Transcontinental Gas Pipe Line Corporation, initially as a corporate attorney in the areas of natural gas supply, rate and federal energy regulatory matters, before being named Vice President and later Senior Vice President, Transportation and Customer Services.

“With more than 35 years in the natural gas industry, Tom has been a highly respected energy leader,” said David F. Smith, National Fuel’s Chairman of the Board. “Tom’s deep-rooted energy experience will be an excellent complement to the solid range of skill sets provided by our Board of Directors. We have a long-standing commitment to cultivating a Board that balances the need for diverse perspectives with the vital requirement for continuity and depth of insight into the complex workings of our Company and industry. Tom’s knowledge, strategic management skills and industry expertise make him an ideal selection for our Board.”

In October 2016, Skains became a director at Duke Energy Corporation. He is also currently a director of BB&T Corporation, where he chairs the Executive Committee and serves on the Risk Committee, and is a board member of its subsidiary, Branch Banking and Trust Company, where he chairs the Executive Committee and serves on the Risk Committee. Skains also has been actively involved throughout his career in leadership positions with numerous industry organizations, including previously serving as Board Chair of the American Gas Association and the Southern Gas Association, as well as serving as a Board member of the American Gas Foundation and the Gas Technology Institute. He is a well-recognized civic leader, previously serving as Chairman of the Charlotte Chamber of Commerce, as Vice Chairman of the Charlotte Sports Foundation, as a board member of the United Way of Central Carolinas, and as a trustee of Johnson and Wales University. Skains earned a bachelor’s degree in business administration from Sam Houston State University, and a juris doctor degree from the University of Houston Law School.

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National Fuel is a diversified energy company headquartered in Western New York that operates an integrated collection of natural gas and oil assets across five business segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com

Analyst Contact:	Brian M. Welsch	716-857-7875
Media Contact:	Karen L. Merkel	716-857-7654